Exhibit 1

                       TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, BellSouth Capital Funding Debenture-Backed Series 2003-2
*CUSIP: 21988G320  Class  A-1
        21988GCE4   Class  A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 28, 2007.

INTEREST ACCOUNT
----------------


Balance as of    January 15, 2007.....                                   $0.00
        Scheduled Income received on securities.....                     $0.00
        Unscheduled Income received on securities.....                   $0.00

LESS:
        Distribution to Class A-1 Holders.....                          -$0.00
        Distribution to Class A-2 Holders.....                          -$0.00
        Distribution to Depositor.....                                  -$0.00
        Distribution to Trustee.....                                    -$0.00
Balance as of    February 28, 2007.....                                  $0.00


PRINCIPAL ACCOUNT
-----------------


Balance as of    January 15, 2007.....                                   $0.00
      Scheduled principal payment received on securities.....            $0.00
      2/28/2007 - Cash liquidation proceeds received on sale $25,007,630.69 of $23,448,000 principal amount of securities at price
      $105.801 per $100 plus accrued interest for
      distribution to Class A-1 and A-2 Holders.....

LESS:
     2/28/2007 - Distribution in-kind of $2,952,000                     -$0.00
     principal amount of securities to Class A-1
     Holders of 138,378 units.....
     2/28/2007 - Distribution of cash liquidation              -$20,877,936.95
     proceeds to Class A-1 Holders of 917,622 units......
     2/28/2007 - Distribution of cash liquidation               -$4,129,637.78
     proceeds to Class A-2 Holders of $26,400,000
     notional amount.....
     2/28/2007 - Distribution of cash in lieu of                       -$55.96
     fractional securities to certain Class A-1 and
     Class A-2 Holders.....
Balance as of    February 28, 2007.....                                  $0.00

              UNDERLYING SECURITIES HELD AS OF February 28, 2007

        Principal
          Amount                      Title of Security
        ---------                     -----------------
            $0 BellSouth Capital Funding Corporation One Hundred Year 7.12% Debentures due July 15, 2097
                        *CUSIP:  079857AF5


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Effective with the completion of the distributions described above, the Class
A-1 Certificates and the Class A-2 Certificates, along with the related Call Warrants, are null and void and the Corporate Backed Trust Certificates, BellSouth Capital Funding Debenture-Backed Series 2003-2 Trust is terminated.
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U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.



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